Exhibit 10.21

November 11, 2020

Ms. Adiya Dixon Wiggins

Dear Adiya:

On behalf of Potbelly Sandwich Works LLC, I am excited to extend an offer of employment to you for the position of Senior Vice President and Senior Legal Counsel. Our Senior Leadership Team is thrilled to have you join our growing team and look forward to your contributions to Potbelly.

The terms of this offer are set forth below.

1.	Start Date: Your start date will be November 16, 2020 but may be later upon mutual agreement

2.

Salary: Your starting base salary will be $275,000 per annum, paid bi-weekly or otherwise in accordance with the payroll practices of the company. This salary level will remain in effect through December 31. 2021. Thereafter, your salary level will be reviewed according to our annual review cycle and you will be eligible for merit increases consistent with Potbelly's process for its executives.

3.

Expectations and Positions: You will head the legal functions of Potbelly and will be expected to carry out the duties of the position as outlined to you in our discussions. You will report to me as President and Chief Executive Officer. It is expected that on or about December 20, 2020, you will be appointed as the Chief Legal Officer and Secretary of the company.

4.

Annual Incentive: You will be eligible to participate in Potbelly's annual incentive plan (the ''Incentive Plan") at a target level of 60% of your base salary. The actual amount of the annual incentive, if any, will depend on whether or not financial or other performance targets are met and whether you have satisfied all eligibility requirements.  You will not be eligible to participate in the Incentive Plan for 010.

5.

Benefits:  Your benefits eligibility date is January 1, 2021 based upon a start date of November 16, 2020. Eligibility for most of our company benefits is the first day of the month after working 30 consecutive days. These benefits include Medical, Dental, Vision, Domestic Partner benefits, Short- and Long-term Disability, Life/AD&D, Employee Assistance Program, Transportation, Paid Time Off Program, and Discount Programs. You will receive 25 vacation days and 2 personal days for each calendar year (pro-rated for partial years, including a prorated amount of such days for 2020).   You will be eligible to contribute to the 40l(k) plan on the first of the month after 30 days of employment. In your first few weeks with Potbelly you will receive a Benefits Enrollment Guide which will go into much more detail about all of these programs. All of our benefit plans and programs are subject to change at any time.

6.

Long Term Equity Incentive Awards: As part of our pay for performance program, beginning for 2021, you will be eligible for annual long-term equity incentive awards consistent with other members of the Senior Leadership Team. These incentives may vary over time. Your annual target award under this program is $300,000 for the 2021 year. All equity awards are subject to the applicable exchange guidelines, rules, regulations and approvals and the terms of the Potbelly Corporation 2019 Long-Term Incentive Plan (or a successor thereto) (the ((Long-Term Incentive Plan"). The terms of the award agreement and the Long-Term Incentive Plan document will provide more details regarding your equity awards.

7.

Severance: In the event of your termination of employment by you for Good Reason or by the company other than for Cause or Good Reason (as described below) you will receive continuing payments of your base salary (as in effect at the time of your termination) for 12 months after your termination and COBRA continuation on the same economic terms as you had as an employee for a period of 12 months (or, if less, the COBRA continuation period). You will be required to sign a release of claims to receive severance payments and benefits.

"Cause" as used herein means (i) any willful and continued failure by you to  substantially perform your duties for the company (other than any such failure resulting from your being disabled as defined in the Long-Term Incentive Plan), (ii) your willful engaging in conduct which is demonstrably and materially injurious to the company, monetarily or otherwise, (iii) your engaging in egregious misconduct involving serious moral turpitude to the extent that, in the reasonable judgment of Potbelly's Board of Directors, your credibility and reputation no longer conform to the standard of the company's executives, (iv) your indictment (or its equivalent) for the commission of a crime that constitutes a felony, or (v) a breach of the Restrictive Covenant Agreement (as defined in paragraph 8). For purposes of determining Cause, no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the company.

“Good Reason” as used herein means the occurrence, without your consent, of (i) any reduction in either your annual base salary or the target annual bonus percentage or maximum annual bonus percentage applicable to you (other than across the board salary reductions for management employees); (ii) any material reduction in your position, authority, or office with respect to the company, or in your responsibilities or duties for the company; or (iii) any action or inaction by the company that constitutes a material breach of the terms of this offer letter. Your employment shall not be considered to have terminated due to Good Reason unless, within 30 days of the occurrence of an event under clauses (i)-(iii) above that you consider to constitute Good Reason, you provide written notice to the company of the event, the company has not cured such event or condition within 30 days following receipt of such notice, and you terminate employment for Good Reason within 15 days after the expiration of such 30 day cure period.

8.

Other: As a practice of the company and a condition of employment, you will be required to sign an Executive Confidentiality and Business Preservation Agreement ("Restrictive Covenant Agreement) which will be provided as of your commencement date. You will also be subject to all of the policies, guidelines, and practices of Potbelly and its affiliates as in effect from time to time that apply to similarly-situated executives, including the Compensation Administration Guidelines (collectively, the "Company  Policies"). If a question arises concerning the language in the offer letter or any of the Company Policies, the terms of the then current Company Policies will supersede the offer letter. For more information, contact Human Resources. Any amounts payable to you from the company will be subject to applicable tax withholding and other withholdings required by applicable law.

This offer is contingent upon background and reference checks, both with results acceptable to Potbelly. Your employment will be at-will, meaning you may end your employment at any time, for any reason, with or without cause, and Potbelly has the same right.

We extend this offer to you on the condition that you not use or disclose to Potbelly any confidential or proprietary information or trade secrets in violation of any agreement you may be a party to, and with the understanding that your Potbelly employment will not violate or be restricted by any non-competition or other agreement with anyone else. If this is not the case, you must inform us promptly.

The information contained herein does not imply or guarantee continued employment or any other contractual relationship.  This offer letter supersedes any other offer or information provided to you to date during the employment process.

This offer of employment will expire at 5:00 p.m. (Central time) on November 11, 2020. As confirmation of your acceptance, we ask that you sign and return this offer letter to me.

Please do not hesitate to call me if you have any questions regarding this offer. We look forward to having you join the Potbelly team.

Sincerely,

Robert D. Wright

President and Chief Executive Officer

Potbelly Sandwich Works, LLC

Accepted: I voluntarily accept and understand this offer of employment with Potbelly Sandwich Works, LLC.

/s/	Adiya Dixon

November 11, 2020
Date